Exhibit 10.1

Construction Contract
(Turbine Manufacturing Facilities)

Owner: Wuhan Generating Equipment Co., Ltd.
Contractor: Hubei Gongchuang Real Estate Co., Ltd.

Table of Contents

Chapter 1 Construction Project		1
1.1	Project Name	1
1.2	Project Location	1
1.3	Project Summary	1
Chapter 2 Contracting Scope and Mode		1
2.1	Scope of the Project	1
2.2	Contracting Mode	1
Chapter 3 Construction Cost		2
3.1	Basis of Construction Cost	2
3.2	Construction Cost	2
Chapter 4 Installment Payments		3
4.1	Installment Payments	3
4.2	Party B’s Obligations Regarding Installment Payments	3
Chapter 5 Time Schedule for Project		4
5.1	Time Limit for Project	4
5.2	Timetable for Project	4
5.3	Completion Date Control	4
Chapter 6 Quality Management		5
6.1	Engineering Quality	5
6.2	Engineering Acceptance	5
6.3	Other Quality Issues	6
Chapter 7 Site Management		6
7.1	Management Responsibilities of Both Parties	6
7.2	Management Responsibilities of Party B	6
Chapter 8 Materials		7
8.1	Materials	7
8.2	Material Supplied by Party A	7
Chapter 9 Design Change		7
9.1	Design Change	7
9.2	Change to Cost and Time Limit	8
Chapter 10 Party A’s Site Representative and Duties		8
10.1	Party A’s Site Representative	8
10.2	Party A’s Duties	8

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Chapter 11 Supervision Party’s Site Representative and Duties		9
11.1	Supervision Party’s Site Representative	9
11.2	The Chief Supervisor’s Duties	9
Chapter 12 Party B’s Site Representative and Duties		11
12.1	Party B’s Site Representative	11
12.2	Party B’s Duties	11
Chapter 13 Completion, Acceptance, and Transfer		13
13.1	Completion Acceptance Reference	13
13.2	Completion Acceptance Procedure	13
Chapter 14 Final Settlement and Dispute Resolution		13
14.1	Settlement Price	13
14.2	Dispute Resolution	14
Chapter 15 Warranty		14
15.1	Warranty Scope and Content	14
15.2	Warranty Period	14
15.3	Warranty Responsibility	15
15.4	Warranty Retainer Payment	15
15.5	Warranty Breach	15
Chapter 16 Insurance		15
16.1	Party A’s Insurance	15
16.2	Party B’s Insurance	16
Chapter 17 Execution, Discharge, and Termination		16
17.1	Execution and Discharge	16
17.2	Termination	16
Chapter 18 Miscellaneous		16
18.1	Miscellaneous	16

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Construction Contract

THIS CONTRACT FOR CONSTRUCTION (the “Contract”) is entered into by and between WUHAN GENERATING EQUIPMENT CO., LTD. (“Party A”) and HUBEI GONGCHUANG REAL ESTATE CO., LTD. (“Party B”), pursuant to the relevant rules and regulations of The People’s Republic of China’s Laws on Contracts and Construction, Hubei Province’s Regulations on Construction, and the specific terms as set forth in this Contract. Party A and Party B are referred to herein collectively as the “Parties” and individually as a “Party.” Both Parties have reached an agreement on the project based on the principles of trust and integrity and enter into this Contract on an equal, voluntary, and fair basis.

Chapter 1
Construction Project

1.1	Project Name

The project shall be named the Workshop of Wuhan Generating Equipment Co., Ltd.

1.2	Project Location

The project shall be located in Canglong Island, Science & Technology Park, Jiangxia District, Wuhan.

1.3	Project Summary

The summary of the project is as follows:

1. The construction area of the project shall be 19,872 square meters.

2. The structure shall have a maximum span of 24 meters, 160t crane, single-story bent frame.

3. The project shall consist of one story.

4. The building height shall be 26.7 meters.

Chapter 2
Contracting Scope and Mode

2.1	Scope of the Project

The scope of the project shall include the steel structure, decoration, and all the other projects (except for the fire retardant paint, equipment installation, indoor terrace, and electrical installation, which will be directly subcontracted by Party A) within the scope of the construction drawings approved by the Parties, the Design Institute affiliated with Wuhan Science & Technology University, and the Wuhan Drawing Review & Approval Office.

2.2	Contracting Mode

1. Party B shall carry out the project contracting and arrange construction and installation of the project in accordance with the construction drawings. Neither Party shall subcontract the project, except as provided in this Contract. The professional engineering, which must be subcontracted, shall be approved in writing by Party A.

2. The color and type of tile, roof boarding, and peripheral maintenance panel of the project shall match those from the Phase I construction.

3. The Parties agree that Wuhan Yiye Steel Structure Co., Ltd. shall be responsible for the processing and field installation of the steel structure.

Chapter 3
Construction Cost

3.1	Basis of Construction Cost

The Parties shall use the following documents to determine the construction cost:

1. Construction Engineering Consumption Quote and Uniform Base Price List of Hubei Province issued in 2003 for the steel structure engineering.

2. Decoration Engineering Consumption Quote and Uniform Base Price List of Hubei Province issued in 2003 for the decoration engineering.

3. The Hubei Construction [2003] No. 44 document for the expense quote.

3.2	Construction Cost

1. For the project, the total cost is calculated based on the category-III engineering quote. The final settlement price of the account will be this total cost less 5.5%.

2. For the price adjustment of materials, the price of all the materials (including the main materials for the installation engineering), except the general auxiliary material such as sand and stone which is subject to the quote price, shall be fixed upon the negotiation of both Parties as per the price difference between the budget price of Construction Engineering Consumption Quote and Uniform Base Price List of Hubei Province (2003) and that of Material Price Information of Wuhan Quote Management Station for the same period. The above price difference is only for the calculation of the pre-tax construction price. However, it shall not be charged as cost.

3. Party A will not charge any other fees except the labor cost and storage charge. The calculation formula for the labor cost and storage charge is as follows: the construction price of the materials supplied by Party A x 1.0%. The materials supplied by Party A are not part of the project completion settlement or a service fee and the settlement shall not be reduced by this amount. Party A shall not be liable for any other materials.

4. Engineering workload shall be calculated based on the actual cost. The design change and on-site certification during the project can be included in the project accounting only after they are approved and signed by Party A and its supervisor. The on-site certification shall not be included in the project accounting, unless the on-site certification satisfies the following conditions: description of project property, scope, scheme, measure, clarification of engineering workload, material specification, model, and brand.

5. The estimated price of the project shall be Eight Hundred Renminbi (RMB 800) per square meter as per the area specified in the construction drawings, and this price shall be deemed the basis for the construction progress payment and not for the settlement of construction cost.

Chapter 4
Installment Payments

4.1	Installment Payments

1. Party A shall pay Forty Million Renminbi (RMB 40,000,000) as a construction cost within the first two (2) months of the execution of this Contract. Thereafter, Party A shall make payments based on the progress of the project.

2. After Party B has constructed, delivered, and installed the steel columns and crossbeams, Party A shall pay the progress payment difference (based on the RMB 40,000,000 specified in Section 4.1) for this portion of the project.

3. Party A’s payment shall be no less than 80% of the total contract price (including the payment set forth in Sections 4.1 and 4.2) after the completion, examination, and acceptance of the project.

4. After a complete accounting of subcontracting projects, Party A shall pay 85% of the settlement amount (including the payment set forth in Sections 4.1- 4.3).

5. After the project is registered for record, the project material is transferred to the archives, and the complete set of completion data and drawings is transferred to Party A, Party A shall pay 10% of the total contract price. After the final accounting, Party A agrees to pay Party B the construction cost, however, the accumulated payment for the construction cost (including payments set forth in Sections 4.1- 4.4) shall be no more than 95% of the project settlement payment, and the remaining 5% of the project settlement payment shall be retained as a warranty.

6. Party A shall timely make the installment payments in accordance with Section 4.1. If an installment payment cannot be paid in time for any reason, Party A shall pay as an overdue fine the current bank deposit interest rate for that period.

4.2	Party B’s Obligations Regarding Installment Payments

1. Party B shall provide the visual progress description of the completed engineering workload to the supervisor and Party A’s representative.

2. Party B shall prepare the progress budget report and the application form for installment payment as per the confirmed visual progress description and submit them to the supervisor and on-site project department of Party A for review. The Finance Department of Party A shall perform the final review and approval and pay the installment payment of this portion to Party B.

3. The installment payment for engineering progress shall depend on the quality of work performed by Party B. If the engineering quality does not meet the inspection and acceptance requirements, Party A has the right to charge the penalty to Party B and temporarily stop making payment for this portion of the project.

Chapter 5
Time Schedule for Project

5.1	Time Limit for Project

1. The construction of the steel structure for the project shall commence on the date of execution of this Contract.

2. A condition of this Contract is that the steel columns must be hoisted on site by March 28, 2007.

3. Total construction period for the project is ninety-eight (98) calendar days. The total construction period shall remain fixed. However, if the project cannot be completed within this period, it may be delayed, but not for more than thirty (30) days.

4. Both Party A and Party B have already taken into account such factors as seasonal rain, high wind, high-temperature weather, water, stops in the power supply, festivals, and holidays in deciding the time limit for the project and the working content to be subcontracted by Party A to meet this time limit.

5.2	Timetable for Project

1. Within the first week after Party B enters the worksite, Party B shall report and submit the monthly progress plan and key benchmarks of the project to Party A. The supervision company and Party A shall review and approve such reports and plans.

2. Prior to April 10, 2007, Party B shall complete the installation of steel columns and supports thereof.

3. Prior to May 10, 2007, Party B shall complete the installation of the colored steel plate, workshop gate, and plastic-steel window.

4. Prior to July 6, 2007, Party B shall complete all contents described in the construction drawings. Party A shall organize the examination and acceptance of the project, and Party B shall withdraw from the worksite.

5.3	Completion Date Control

1. The completion date refers to the date on which all the contracted projects and items agreed in this Contract have been completed and passed the examination and acceptance organized by Party A. Upon the examination organized by Party A, if any part of the project or any subcontracted project is unfinished or fails to meet qualifications, the time limit shall be delayed.

2. If the completion date or control date is delayed due to a force majeure, the time limit for the project shall be delayed after approval by Party A. Party A shall be responsible for the construction downtime fee.

3. If Party B fails to implement the timetable due to double time periods, Party B shall leave the worksite within one (1) week. Party A is entitled to terminate Party B, and Party A shall not make final settlement of the account as per the actual engineering workload until the project is completed. Party B shall pay Party A 10% of the total cost of the project as the penalty for breach of contract. However, this penalty shall not apply if the breach is attributable to Party A.

Chapter 6
Quality Management

6.1	Engineering Quality

The project construction and acceptance shall be carried out as per the construction drawings, design change, specification, acceptance criteria, the relevant local regulations, and Party A’s requirements. All portions and subdivisions of the project shall meet the conformity standards. The completed project in its entirety shall meet the conformity standards.

6.2	Engineering Acceptance

1. Party B shall assign enough qualified managing staff to the site, establish a quality and progress assurance system, and make any necessary corrections and adjustments as instructed by Party A and the supervision party.

2. Party B shall carry out the construction as per the related codes and design requirements and instructions from Party A and the supervision party, allow inspection at any time, and make any necessary corrections and adjustments as per the inspection result. Within a reasonable time before the inspection, Party B shall provide to Party A and the supervision party the technical data related to the engineering quality.

3. If portions or subdivisions of the project require subsurface work and such units meet the requirements of Party B, Party B shall inform Party A and the supervision party within twenty-four (24) hours prior to their examination and acceptance and provide the related compliance data. Party B can place the units beneath the surface only after receiving written approval from Party A and the supervision party. During the process of placing the units beneath the surface, any modification by Party B to the portion which has passed the inspection shall be reinspected for acceptance. For the inspection and acceptance of these subsurface projects (foundation acceptance and structure acceptance), the quality supervision station and design unit shall be informed in advance to join the inspection and acceptance. If the subsurface work is not inspected in accordance with the above procedures, Party B shall assume all responsibilities and losses incurred hereof.

4. The inspection and acceptance must be carried out as per the Detailed Rules and Regulations of Acceptance for Partitioned Projects and Subdivisional Works after the construction is completed. Party B shall have the as-built drawing placing the project beneath the surface as per Party A’s requirement.

5. If Party A has any doubts on the construction quality and requests Party B to reassess the construction quality, Party B shall cooperate with Party A. If it is acceptable after the reassessment, the repairing and inspection fee will be borne by Party A and the time limit for the project will be delayed accordingly. If it is not acceptable after the reassessment, the rectification, repairing, and inspection fee shall be borne by Party B and the time limit for the project shall not be delayed.

6. Party B shall submit the construction scheme regarding main processes, and the construction template to the supervision party and Party A for approval. Party B can carry out the large-area construction as per the template after the template is approved by Party A.

6.3	Other Quality Issues

Party B shall understand and account for the surrounding environment, traffic road, field geologic information of the worksite, contracting scope, construction drawings, and construction organization design before executing this Contract. Additionally, Party B also shall account for such factors as construction technique measure, safety maintenance, civilization site construction, and other similar factors.

Chapter 7
Site Management

7.1	Management Responsibilities of Both Parties

1. In the project, the construction site is in the red line in the general plan. The construction unit shall provide the construction organization design before beginning the project, and the construction unit shall execute the construction organization design upon the approval of Party A’s site representative. The construction plan layout shall be considered the complete and entire agreement of the plan, and the construction can be carried out only after Party A and the supervision party review and provide their written approval. Party B shall be responsible for the removal and movement expense of any temporary facilities required by the construction. The site drainage and sewage can be drained in the municipal drainage network after they are treated in the settling tank and septic tank made by Party B. Otherwise, Party B will bear the penalty from the municipal department.

2. Party A will carry out random inspections periodically. If Party A finds an issue, Party B shall make the necessary corrections within twenty-four (24) hours after receiving the notice. Party B will be liable for any stop loss.

7.2	Management Responsibilities of Party B

1. Party B shall abide by all applicable codes and regulations of safety construction and civilization construction issued by the national and local governments and the management regulation of field civilization construction from Party A.

2. Party B shall prepare a complete safeguard measure before carrying out construction under any dangerous circumstances. During the construction process, Party B shall be responsible for any quality issues, safety accidents, and other results from Party B’s actions.

3. Party B shall install the water meter and ammeter for water and power use, which shall occur after inspection and approval by Party A. Both Parties shall record the reference reading together. Party A is responsible for providing the water source and power distribution box. Party B is responsible for meter connection and laying the lines and pipes for water and power use. Both Party A and Party B will record the reading of the water meter and ammeter together at the end of every month. Party A will calculate the water rate and power rate according to the reading and deduct the corresponding expense from the installment payment.

Chapter 8
Materials

8.1	Materials

1. Party B shall provide to Party A the manufacturer plans, the qualification certificate of the materials, and a sample of the materials to be used.

2. The materials must meet the design requirements, acceptance criteria, and related government regulations. Party B shall send samples to the inspection department. The delivery and sampling of the materials must be supervised on site by Party A and the supervision party, and the materials can be used only after their inspection.

8.2	Material Supplied by Party A

1. For materials supplied by Party A, Party B shall provide the details of when the materials should be delivered to the site.

2. For the materials supplied by Party A and already delivered to the site, Party B shall carry out their inspection and acceptance with the supervision party, Party A’s site representative, and the supplier. If the materials do not meet the design requirements and quality specified in the supply contract signed by both Parties, Party B has the right to reject the materials.

Chapter 9
Design Change

9.1	Design Change

1. Party B may not modify or change the original design. If the original design must be modified or changed due an unforeseen circumstance, it must be approved by Party A in writing and Party A will release it to Party B for Party B’s execution.

2. Party A has the right to change the design drawing and Party B shall carry out the construction per the design change. The additional engineering cost for any design change shall be determined pursuant to Chapter 3. The design change must be approved and signed by Party A’s project department. Party B will then carry out the construction as per the drawing.

3. The design change and the corresponding drawing and instruction shall be reviewed by the original design unit.

4. Upon the written approval of Party A, the new technique, new technology, or new material proposed by Party B shall be adopted. Any increase in the time limit that results from such change can be used by the Parties to negotiate an adjustment in the time limit for the project.

5. If Party A makes any design change to the original design, Party A must inform Party B three (3) days prior to the construction and provide notice of the written change or modification to Party B. Party B will then carry out the construction according to the notice.

6. If the design unit makes the design change and the design change relates to the construction scale increment or decrement or function change, these design changes must be reviewed and approved by Party A and the approval unit. Party B shall then be responsible for executing the change.

7. If the design change relates to any technique regarding the materials or equipment, Party B will carry out the design change after it is approved in writing by Party A. Party B has the right to refuse to start the construction if there is no such procedure or the procedure is not complete.

9.2	Change to Cost and Time Limit

1. Party A shall be responsible for any increase in cost as a result of any design change. Party B shall return to Party A any overpayment if the cost decreases. Any resulting time limit change can be used as evidence to convince Party A to delay the time limit for the project.

2. If Party B finds a mistake or an unreasonable area in the design, Party B shall inform Party A and the design unit in writing within twenty-four (24) hours. The design unit (or Party A) will provide the design change document, and the design change shall be carried out after Party A signs it. Party A will be responsible for all resulting costs and any delay to the time schedule.

3. Party B will bear the resulting cost from the design change if it is due to construction quality or improper construction arrangement caused by Party B, and the time limit for the project shall not be delayed.

4. Party B shall prepare the construction drawings and be responsible for any design quality issues.

Chapter 10
Party A’s Site Representative and Duties

10.1	Party A’s Site Representative

1. Party A’s site representative is ______________, who will represent Party A with routine management of the project. Party A’s instructions will be valid after the representative signs it, and such written instructions will be submitted to Party B’s representative.

2. Water, power, and gas supplies outside the red line shall be completed before construction so as to provide water and power to the red line, and the supply amount shall be sufficient to meet the needs of normal construction. After Party B enters the worksite, Party B shall carry out municipal utilities such as road, pipeline, greening and road lamp, and other similar utilities surrounding the construction site. Party B shall provide to Party A a written record and photographs of the worksite as evidence of such utilities.

10.2	Party A’s Duties

1. Party A shall provide Party B the engineering geological data and the underground pipeline data regarding the construction site. Party B shall explore the site in more detail as necessary.

2. Party A shall provide to Party B six (6) sets of construction blueprints before construction (two sets of blueprints are used for completion). Party B shall keep the documentation properly. Party B shall pay all costs if more construction drawings are needed due to special circumstances.

3. Party A shall provide the supplementary construction drawings and data as needed by Party B under the condition that the project’s progress is not affected.

4. Party A shall organize all the participants, including Party B, design units, supervision units, and all the subcontractors, to participate in the joint review of the blueprints within seven (7) days from the date that the blueprints are delivered to Party B.

5. Party A shall submit the benchmark report and coordinate control point to Party B before construction and perform the field commissioning. Party B is responsible for protecting the benchmark and coordinating the control point after the project is completed. Party B may bear the re-measuring and setting-out cost caused by any damage or any other resulting loss.

6. Party A may check the quality and progress of the project. Party A is responsible for handling the design drawing issue, certification, paying the installment payments, reviewing the completion settlement data, and other similar tasks.

7. Party A may check the construction site layout and make changes to the design drawing.

8. Party A has the right to compel Party B to stop construction temporarily if Party B does not carry out the construction and organization as per the Contract requirements. After Party B makes the necessary rectifications, construction shall resume after Party A accepts and approves in writing the restarting. Party B will bear any resulting loss.

9. As per the regulation and safety considerations, Party A can delegate to other units to carry out the construction if Party B fails to begin construction within the specified time. The resulting cost will be deducted from Party B at twice the actual cost.

10. Party A will organize the inspection and evaluation of the quality and progress of the project and the safety and civilization construction for all construction units on the site every month, and Party B shall correct any problems found in the inspections.

Chapter 11
Supervision Party’s Site Representative and Duties

11.1	Supervision Party’s Site Representative

Party A entrusts ___________________ to supervise the project as per the national regulation. The Chief Supervisor is _______________. Party B shall be supervised and managed by the Chief Supervisor and his supervision party.

11.2	The Chief Supervisor’s Duties

The Chief Supervisor’s duties include the following:

1. Review and check the preparation work for the construction of every project to be completed by Party B.

2. Participate in the joint drawing, prepare the joint minutes, and issue them to all units participating in the conference. Review Party B’s questions and reconfirm after receiving Party A’s written approval.

3. Review the construction design and construction scheme prepared by Party B. Supervise and check the execution of the project.

4. Ensure Party B establishes and perfects the construction management system and quality assurance system.

5. Check the control axis and elevation of the building. Randomly check and double check the construction axis and descending.

6. Check if Party B executed the construction as per the Contract, national technical specification, standard and building regulation in Wuhan, and the requirements of construction drawings. Check the construction quality of subsurface work at every position and as it fits in the construction process. Review the contents of the engineering verification.

7. Check the factory conformity certificate and quality assurance certificate of the materials and equipment. Randomly inspect and double check the materials and equipment as needed throughout the construction process and instruct Party B to check the materials and equipment to prevent the non-conforming materials or equipment from being used in the project.

8. Supervise and randomly inspect the routine test for construction material conducted by Party B (for example, welding connector of reinforcement bar, cement in the sand rock material, stability of cement and testing piece fabrication, etc.) and retain duplicates of the test results.

9. Request Party B to timely perform other necessary corrections during the construction process. If the corrections are not satisfactory or there is big construction quality issue, the supervisor has the right to issue a written rectification notice of construction quality to Party B or request Party B to stop construction and perform the rectification directly. A shutdown notice must be approved by Party A before it is issued to Party B.

10. Organize the initial test according to the inspection application report for every phase, every position, every link, and every portion of the project and subdivisional work in this Contract and sign the inspection acceptance report.

11. Review and sign the payment document of installment payment to Party B after verifying the construction quality and quantity of completed parts according to the payment provision specified in this Contract to ensure that every installment payment paid by Party A is fair and reasonable.

12. Supervise and check the general construction progress schedule and sub progress schedule prepared by Party B as well as the fulfillment of such schedules. Check and sign the weekly, monthly, and quarterly reports provided by Party B. Timely analyze the reasons for any inconsistency between the actual progress and the schedule due to any defect caused by Party B, and request Party B to take appropriate measures to ensure that the construction progress can meet the schedule. In such instances, the general time limit for the project shall not change. Organize Party B to correct the original schedule when the progress does not meet the original schedule for force majeure reasons and report it to Party A for approval. After approval, check the execution as per the corrected construction progress schedule.

13. Check the safety production and safety measures.

14. Organize various regular engineering meetings related to engineering and coordinate the relationship among all Parties in the project.

15. Provide a reasonable opinion to Party A regarding issues such as engineering quality, progress, cost, safety production, civilization construction, and other similar issues and handle all engineering quality issues as they occur.

Chapter 12
Party B’s Site Representative and Duties

12.1	Party B’s Site Representative

Party B’s site representative shall be ________________, who will represent Party B in the project management, construction progress, and quality control, and carry out the instructions from Party A and the supervision party.

12.2	Party B’s Duties

1. Party B must carry out the construction organization as per this Contract and the bidding document. The project manager and managing staff from Party B must be on full-time duty during the construction progress and manage the subdivisional work under his/her assignment (including preparation and ending phase). These staffs shall not be assigned to any another project. Any changes to the staff arrangement, mechanical equipment, construction scheme, or the like must be reported to Party A one (1) week prior to the change and executed only upon Party A’s approval. If Party B’s site representative is replaced during the project, the new representative must be approved by Party A in writing and must undertake all responsibilities of his predecessor. Party B violates this Contract if Party B does not comply with this term. Ten Thousand (10,000) Yuan will be deducted from the installment payment as indemnity for each violation.

2. Party B’s site managing staff shall have an on-duty certificate. The on-duty certificate shall be checked and approved by Party A and the supervision party.

3. Party B’s request and notice shall be signed by Party B’s project manager in writing and submitted to Party A with official seal.

4. Party B’s project manager, technical director of the project, and installation director of steel structure must participate in the weekly engineering meeting.

5. Party B’s technical director and main managing staff in the project shall have more than five (5) years experience in the professional construction industry. Other technicians shall have more than three (3) years in the professional construction experience.

6. Party A will confirm if a staff member cannot meet the requirements including: the constructor who has the responsibility for inconformity with the requirements under this Contract in terms of the construction progress and quality of subdivisional work, constructor not familiar with this profession work, or the irresponsible constructor. Party B shall replace them if any such instances occur.

7. Party B shall fulfill its rights and responsibilities under this Contract and complete the construction of the project within the time limit and quality requirements of this Contract.

8. Party B shall abide by the related laws and regulations and any instructions from Party A and supervision party. Party B shall perform according to the construction drawings, design change notice, joint drawing checkup minutes, and construction specification and acceptance criteria.

9. No equipment, material, or staff not related to the project shall enter the construction site.

10. Party B shall provide the on-duty certificate for its staff, the conformity certificate of the equipment, the annual inspection certificate, and the labor contract for technical managing staff above foreman level (including foreman level) to the supervision party and Party A before beginning the project.

11. Party B shall submit the detailed construction organization design to the supervision party and Party A within five (5) days after receiving the construction drawing of each phase provided by Party A and carry out the construction according to the construction organization design approved by supervision party and Party A.

12. Party B shall conform its performance to the construction drawings, joint drawing checkup minutes, design modification, any change notice, and the current national acceptance criteria.

13. Party B shall maintain the construction record and the subsurface work record and compile this construction data in the commissioning document to be transferred to Party A.

14. If the drawing and data provided by Party A is not complete or Party B finds that the drawings conflict, Party B shall provide within seven (7) days after Party B receives the construction drawings from Party A an updated time schedule allowing Party A to supplement the drawings and data. In this time schedule, Party B shall list the category of drawings, data, and deadline that Party A shall provide the supplementary drawing and data to Party B under the condition that the project progress is not affected. During the project progress, if Party B cannot meet the above requirements and causes project delay, all resulting losses from the delay will be charged to Party B.

15. Party B shall provide to Party A the construction plan for the next month and monthly report of completed engineering in a written report within four (4) days after the 25th of every month. The construction plan for the next month must be described in detail and it must include the labor arrangement, source for any increase in labor, engineering amount, etc.

16. Provide the cooperation and management for engineering subcontracted by Party A (including third-party construction contracts) according to the agreed content in the contract stipulation and provide general construction coordination and cooperation for engineering subcontracted by Party A. Participate in the subdivisional work acceptance and completion acceptance for engineering subcontracted by Party A and third-party construction contracts.

17. Party B shall be responsible for protecting the finished product and partially finished product before the project is transferred to Party A. Party B will bear the cost to repair the finished product and partially finished product if they are damaged while under the protection of Party B. Party A will bear the repairing fee if the damage is caused by Party A.

18. Party B shall clean the site and equipment, and remove any trash within twenty (20) days after completing the project. Party B shall restore any damage to the municipal utilities. If Party B is not able to restore these within the specified time, Party A will do so and Party B will be charged this cost.

19. If Party B fails to complete the tasks as required under this Contract, then Party A may make arrangements with another. The resulting cost will be deducted from the installment payment owed to Party B.

Chapter 13
Completion, Acceptance, and Transfer

13.1	Completion Acceptance Reference

Party B shall provide to Party A the main codes used for the construction drawings. The following references shall be used by Party A to determine whether to accept the completed project:

- Load code for the design of building structures (GB50009-2001)
- Foundation design code of building foundation (GB5007-2002)
- Design code of steel structure (GB50017-2003)
- Technical specification for steel structure of portal frame light house (CECS 102:2002)
- Design code of concrete structure (GB50010-2002)
- Technical specification for building pile foundation (JGJ94-94)
- Construction quality acceptance code for steel structure of building (GB50205-2001)
- Technical specification for steel structure welding of building (JGJ81-2002)
- Technical specification for cold-rolled thin-wall steel structure (GB50018-2002)
- Other current national related codes and acceptance criteria

13.2	Completion Acceptance Procedure

1. After Party B submits the completed project for examination and acceptance, Party B shall provide complete data and the completion acceptance application to the supervision party fifteen (15) days prior to the preliminary acceptance. The supervision party shall organize the preliminary acceptance immediately after receiving the application. The supervision party shall perform the preliminary acceptance for the project.

2. For engineering completion acceptance, Party A is responsible for inviting on site the design institute, exploration institute, and other relevant government departments to participate in the examination and acceptance of the completed project. The engineering quality must meet the quality standard.

3. Twenty (20) days after acceptance, Party B shall provide two (2) complete sets of completion drawings. The completion drawings must accurately reflect the actual construction condition and be signed and approved by Party A’s site managing staff and the supervision party with official seal. Party B shall also provide the complete engineering data, including the engineering guarantee material, design change, all approval signatures, and related data.

4. The project must be completed and meet the acceptance criteria before July 6, 2007, and Party B must leave the construction site and remove any trash and material on the construction site. If the site clearing or site exiting is not carried out in time, 1% of the total construction price per day shall be deducted from the payment owed to Party B. In no case shall the deduction rate exceed 5%.

Chapter 14
Final Settlement and Dispute Resolution

14.1	Settlement Price

The final settlement shall be based on the following:

1. Party B shall submit the complete final accounting report and complete final accounting materials to Party A’s project department after the project is accepted. Both Parties shall finish reviewing the settlement within fifty (50) days after Party A receives the final accounting materials. The settlement installment payment shall be based on the final accounting report and accounting materials upon the mutual agreement of both Parties.

2. The settlement amount submitted to Party A shall not exceed 20% of the settlement amount as determined by both Parties. Otherwise, Party B shall be responsible for the cost of the price determination and this cost shall be deducted from the installment payment.

3. The design change and site approval signature in the completion settlement data shall be compiled in time sequence number. Party A’s written approval shall be used at the settlement to evidence this change.

4. The auxiliary materials, labor cost, and machinery shall cost as quoted. No adjustments shall be made to this quote.

5. The engineering settlement price shall be 5.5% less than the category III engineering in the national [2003] No. 44 document.

14.2	Dispute Resolution

Any dispute on the installment payments or total payment shall be resolved through amicable negotiation by both Parties. If both Parties still cannot reach an agreement, both Parties shall use a qualified auditing agency approved by the court to audit and determine the related construction price, and this conclusion shall be used to determine the amount Party A shall pay to Party B.

Chapter 15
Warranty

15.1	Warranty Scope and Content

The warranty scope of the project includes the mainframe of the steel structure and the roof waterproof project.

15.2	Warranty Period

The warranty period shall start from the day when the project is completed, delivered, and accepted upon examination. Within the warranty period, if a problem covered by the warranty arises due to an engineering quality issue attributable to Party B, the warranty period shall start from the date of repair completion by Party B. The warranty period shall be delayed accordingly. For the foundation engineering of house, building foundation, and the mainframe of the steel structure, the warranty period shall be the reasonable period of service applicable to this type of project under the national regulation. For the decoration engineering, the warranty period is two (2) years. For waterproof engineering, the warranty period is five (5) years.

15.3	Warranty Responsibility

1. For items in the warranty scope, Party B shall arrive at the site to repair the problem and assure the quality of the repair after it receives notice from Party A. In emergency conditions, Party A can take the proper emergency measure before Party B’s staff arrives at the site and Party B will be charged the resulting cost.

2. If the building is destroyed, personnel are injured, or property is damaged because Party B does not fulfill the warranty obligation in time, Party B shall be liable for any compensation.

3. Party A shall provide any necessary assistance to Party B during the maintenance process.

4. Party B is responsible for the quality of the warranty service. After warranty service is finished, it shall be accepted and signed by Party A’s representative. Party B shall ensure that a similar problem will not appear within six (6) months after the warranty service. Otherwise, Party B shall perform the maintenance even if the warranty period expires.

15.4	Warranty Retainer Payment

1. 5% of the settlement price from Party B is reserved as the project warranty retainer payment.

2. Upon the approval and signature of Party A, 50% of the warranty retainer payment shall be paid one (1) year after the inspection and acceptance. The remaining balance of this retainer shall be paid two (2) years after the inspection and acceptance.

3. The return of the warranty retainer payment to Party B does not eliminate Party B’s warranty responsibility within the warranty period.

15.5	Warranty Breach

1. Party A will notify Party B according to the notification method in the warranty agreement from Party B if there is an engineering quality issue. Party A has the right to use the services of another if Party B does not answer or does not send a service person to make the repair after Party B has been notified.

2. Party B will bear 100% of the resulting cost if Party A uses another to make the repair. This cost shall be deducted from the warranty retainer payment.

Chapter 16
Insurance

16.1	Party A’s Insurance

Party A is responsible for life and property insurance for Party A’s staff at the construction site and any corresponding expenses.

16.2	Party B’s Insurance

Party B is responsible for life and property insurance for Party B’s staff and various site utilities and facilities as well as material insurance at the construction site and any corresponding expenses. Party B shall undertake all economic and legal responsibilities for its staff and any related loss attributable to Party B.

Chapter 17
Execution, Discharge, and Termination

17.1	Execution and Discharge

1. This Contract shall be effective after the legal representative or authorized agent from Party A and Party B sign this Contract and stamp it with its corporate seal. The Contract shall continue through delivery, examination, acceptance, and final settlement of the project. After Party B solves all warranty problems and when the warranty period expires, this Contract shall terminate.

2. If the project is abolished, stopped, or suspended due to state policy change, a force majeure, or a cause not attributable to either Party A or Party B, this Contract is not enforceable and both Parties shall agree to abolish, stop, or suspend, or otherwise terminate this Contract.

17.2	Termination

The opposite Party shall have the right to terminate this Contract in the following events:

1. One Party clearly conveys that it will not fulfill the main obligation before the fulfillment period expires.

2. One Party delays to fulfill the main obligation and still does not fulfill the obligation within thirty (30) days after notice.

3. One Party forfeits the ability or possibly forfeits the ability to obligation fulfillment and the fulfillment ability is not recovered or the proper guarantee cannot be provided within a reasonable period.

4. Both Party A and Party B negotiate and agree to terminate this Contract.

5. After the termination of this Contract, Party B shall protect the completed engineering, purchased material, equipment, and apparatus, and Party B shall transfer them in good condition to Party A. Party A shall provide the necessary condition for Party B’s termination.

Chapter 18
Miscellaneous

18.1	Miscellaneous

1. Any modifications or amendments to this Contract shall be approved by official seal from both Parties. Otherwise, the modification or amendment is invalid. If both Parties cannot solve a dispute arising from this Contract through negotiation, it shall be litigated at Wuhan Intermediate People’s Court.

2. Any matters not covered in this Contract shall be mutually negotiated by both Parties in a separate agreement.

3. A supplementary agreement shall be attached to this Contract to ensure the effectiveness of the execution of this Contract.

4. This Contract shall be executed in six (6) copies, so there are two (2) originals and four (4) duplicates. Party A shall keep three (3) copies, Party B shall keep two (2) copies, and the supervision party shall keep one (1) copy. This Contract shall be effective upon its execution by both Parties.

WUHAN GENERATING EQUIPMENT CO., LTD.,		HUBEI GONGCHUANG REAL ESTATE CO., LTD.,
as Party A		as Party B

By:	/s/	By:	/s/ Chen Hua
Name:		Name:	Chen Hua
Title:		Title:

[Seal of Party A]		[Seal of Party B]